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                     January 23, 2023

       Bradley Nattrass
       Chief Executive Officer
       urban-gro, Inc.
       1751 Panorama Point, Unit G
       Lafayette, Colorado 80026

                                                        Re: urban-gro, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 1-39933

       Dear Bradley Nattrass:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Dick Akright, Chief
Financial Officer